Ligand Reports Third Quarter 2026 Financial Results

Third-quarter royalty revenue up 51% year-over-year to $70.3 million

Raises Full-Year 2026 Adjusted Diluted EPS Guidance to $9.50 to $9.75, from $9.00 to $9.501; Reaffirms Revenue Guidance

Conference call begins at 8:30 a.m. Eastern Time today

JUPITER, Fla., October 29, 2026 – Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) today reported financial results for the three and nine months ended September 30, 2026, and provided an operating forecast and business update. Ligand management will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss the results and answer questions.
“Ligand delivered another strong quarter, with royalty revenue growing 51% year-over-year, driven by contribution from the XOMA portfolio and continued commercial momentum across our key royalty assets, including Filspari,” said Todd Davis, CEO of Ligand. “We also continued to put capital to work in differentiated assets, acquiring a royalty interest in Santen’s Ryjunea and entering into a structured financing agreement with AvenCell Therapeutics to advance its next-generation CAR-T pipeline. With a strong balance sheet and a portfolio of over 200 assets, we are well positioned to continue executing our royalty aggregation strategy, and we look forward to sharing an updated five-year outlook at our investor day on December 8th.”
Financial Results

Third Quarter 2026 Financial Results
Third-quarter 2026 results reflect continued strength in the royalty business, with royalty revenue increasing 51% year-over-year to $70.3 million, compared with $46.6 million for the prior-year period. Royalties accounted for 89% of total revenues and income in the quarter, with growth driven by the newly acquired XOMA assets and continued momentum across Ligand’s key commercial portfolio, including Travere Therapeutics’ Filspari and Merck’s Ohtuvayre.
Total revenues and income for the third quarter of 2026 were $78.7 million, compared with $115.5 million for the prior-year period, representing a decrease of 32%. The prior-year period included $53.1 million of Pelthos divestiture-related income (see Pelthos note below). Excluding that income, total revenues and income increased 26%. Captisol® sales were $7.9 million, compared with $10.7 million, reflecting the timing of customer orders. Contract revenue and income were $0.5 million, compared with $58.2 million, with the decrease primarily due to the prior-year Pelthos divestiture-related income.
Cost of Captisol was $2.7 million for the third quarter of 2026, compared with $3.8 million for the prior-year period, with the decrease primarily attributable to lower Captisol sales. Amortization of intangibles was $10.2 million, compared with $8.1 million for the prior-year period, with the increase attributable to the intangibles acquired from the XOMA acquisition. Research and development expense was $2.8 million, compared with $21.0 million for the prior-year period, with the decrease primarily attributable to a $17.8 million charge recognized in the prior-year period related to the research and development funding arrangement associated with the AVIM Therapy
1 A reconciliation of forward-looking non-GAAP adjusted earnings per diluted share to the most directly comparable GAAP measure is not available without unreasonable effort, as certain items cannot be reasonably predicted because of their high variability, complexity and low visibility. Specifically, non-cash adjustments that could be made for changes in contingent liabilities, changes in the market value of its investments in public companies, share-based compensation expense and the effects of any discrete income tax items, directly impact the calculation of our core adjusted earnings per diluted share.

royalty rights acquired in the Orchestra BioMed transaction. General and administrative expense was $72.6 million, compared with $28.4 million for the prior-year period. The increase primarily reflects transaction and integration costs and share-based compensation associated with the XOMA acquisition, as well as higher employee-related costs from the expansion of Ligand’s portfolio management and origination platform to scale its royalty portfolio. Fair value adjustments to contingent liabilities resulted in a $6.3 million loss in the third quarter of 2026, compared with a $0.5 million gain in the prior-year period. The change was primarily driven by fair value adjustments related to contingent liabilities assumed in the XOMA acquisition.
Net non-operating expense was $28.3 million for the third quarter of 2026, compared with net non-operating income of $85.8 million for the prior-year period. The change was primarily attributable to non-cash mark-to-market losses on equity-method investments and other investments, as well as net loss from short-term investments during the third quarter of 2026, compared with gains in the prior-year period.
GAAP net loss was $28.5 million, or $1.43 per share, for the third quarter of 2026, compared with GAAP net income of $117.3 million, or $5.68 per diluted share, for the prior-year period. Results for the third-quarter of 2026 included $39.5 million of pre-tax losses, consisting of a $35.7 million loss from changes in the fair value of equity-method and other investments and a $3.8 million net loss on short-term investments.
Adjusted net income was $57.5 million, or $2.67 per diluted share, compared with $63.8 million, or $3.09 per diluted share, for the prior-year period, representing decreases of 10% and 14%, respectively. The decreases were primarily attributable to the $24.5 million of Pelthos out-license income recognized in the prior-year period (see Pelthos note below) and higher general and administrative expense excluding share-based compensation and transaction and integration costs, partially offset by the 51% increase in royalty revenue. Adjusted net income is a non-GAAP financial measure. See the table below for a reconciliation of GAAP net (loss) income to adjusted net income.
Pelthos note: Prior-year results included $53.1 million of income related to Pelthos. Of that, $24.5 million was attributable to the Zelsuvmi out-license and was included in core revenues, and the $28.6 million gain on the sale was excluded. Growth rates that exclude this income compare the periods on a like-for-like basis.
Year-to-Date Financial Results
Royalty revenue for the nine months ended September 30, 2026 increased 46% to $161.3 million, compared with $110.5 million for the prior-year period, and accounted for 83% of total revenues and income. Royalty growth was primarily driven by the newly acquired XOMA assets and continued momentum across Ligand’s key commercial portfolio, including Travere Therapeutics’ Filspari and Merck’s Ohtuvayre. Total revenues and income were $194.2 million, compared with $208.4 million, representing a decrease of 7%. The prior-year period included $53.1 million of Pelthos divestiture-related income (see Pelthos note above). Excluding that income, total revenues and income increased 25%. Captisol sales were $24.6 million, compared with $32.4 million, reflecting the timing of customer orders. Contract revenue and income were $8.3 million, compared with $65.5 million, with the decrease primarily due to the prior-year Pelthos divestiture-related income.
Cost of Captisol for the nine months ended September 30, 2026 was $9.1 million, compared with $11.6 million for the prior-year period, with the decrease primarily attributable to lower Captisol sales. Amortization of intangibles was $26.4 million, compared with $24.6 million for the prior-year period, with the increase attributable to the intangibles acquired from the XOMA acquisition. Research and development expense was $19.6 million, compared with $77.7 million for the prior-year period, reflecting several prior-year charges: $44.3 million for the research and development funding arrangement associated with the D-Fi royalty rights acquired in the Castle Creek transaction, $17.8 million for the arrangement associated with the AVIM Therapy royalty rights acquired in the Orchestra BioMed transaction, and $6.4 million related to Ligand’s former Pelthos business. This was partially offset by $12.3 million of research and development funding arrangement expense recognized in the current-year period related to Orchestra BioMed. General and administrative expense was $122.6 million, compared with $67.4 million for the prior-year period. The increase primarily reflects transaction and integration costs and share-based compensation associated with the XOMA acquisition, as well as higher employee-related costs, including increased headcount, from the expansion of Ligand’s portfolio management and origination platform to scale its larger royalty portfolio.
Net non-operating expense was $14.7 million for the nine months ended September 30, 2026, compared with net non-operating income of $76.5 million for the prior-year period. The change was primarily attributable to non-cash mark-to-market losses on equity-method investments and other investments during the nine months ended

September 30, 2026, compared with non-cash gains recognized in the prior-year period, partially offset by higher gains on short-term investments and higher net interest income.
GAAP net income was $6.7 million, or $0.31 per diluted share, for the nine months ended September 30, 2026, compared with $79.7 million, or $3.95 per diluted share, for the prior-year period. Results for the nine months ended September 30, 2026 included a $49.2 million pre-tax, non-cash loss from change in fair value of equity-method investments and other investments.
Adjusted net income was $142.9 million, or $6.67 per diluted share, compared with $122.4 million, or $6.07 per diluted share, for the prior-year period, representing year-over-year increases of 17% and 10%, respectively. The increase was primarily attributable to the 46% increase in royalty revenue, higher net interest income and realized gains on short-term investments, partially offset by higher general and administrative expense. Adjusted net income is a non-GAAP financial measure. See the table below for a reconciliation of GAAP net (loss) income to adjusted net income.
Adjusted Financial Measures
Ligand reports adjusted net income and adjusted earnings per diluted share in addition to, and not as a substitute for, financial measures calculated in accordance with GAAP, and does not consider such measures superior to GAAP results. The Company also reports “core” versions of these measures, which exclude any gains on the sale of the Pelthos business.
Adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to evaluate management performance and determine certain elements of management compensation. GAAP results include items such as share‑based compensation expense, amortization of acquisition‑related and intangible assets, changes in contingent liabilities, mark‑to‑market adjustments on investments in public companies, transaction‑related costs and related tax effects, which are excluded from adjusted results and are detailed in the reconciliations included at the end of this press release.
This press release includes adjusted total revenues and income, which excludes all $53.1 million of Pelthos-related income recognized in the prior-year period, including the portion attributed to out-license fees. Ligand believes the adjusted total revenues and income is a more meaningful indicator of its business performance than the GAAP total revenues and income.
Liquidity and Capital Resources

As of September 30, 2026, Ligand had cash, cash equivalents, and short-term investments of $447.4 million, compared with $733.5 million at December 31, 2025. The decrease was primarily driven by cash used for the XOMA acquisition, partially offset by the proceeds from the Company’s issuance of its convertible senior notes due 2031. As of September 30, 2026, including its equity investments and availability under its credit facility, Ligand has approximately $750 million of deployable capital available to pursue additional royalty acquisitions and strategic investments.
2026 Financial Guidance

Ligand is raising its 2026 full year adjusted earnings per diluted share guidance and reaffirming its 2026 revenue guidance. Ligand now expects the following:

•Royalty revenue of $225 million to $250 million (unchanged)
•Captisol sales of $35 million to $40 million (unchanged)
•Contract revenue of $10 million to $20 million (unchanged)
•Total revenue of $270 million to $310 million (unchanged)

•Adjusted earnings per diluted share2 of approximately $9.50 to $9.75, raised from approximately $9.00 to $9.50

Third Quarter Corporate Highlights

On July 14, 2026, Ligand completed the acquisition of XOMA Royalty, a biotechnology royalty aggregator. The acquisition strengthens Ligand’s royalty portfolio by adding seven commercial products, including Roche’s VABYSMO® (faricimab-svoa), Servier and Ipsen’s OJEMDA™ (tovorafenib), and Zevra Therapeutics’ MIPLYFFA® (arimoclomol). Additionally, the acquisition adds 14 late-stage development programs, featuring Takeda’s mezagitamab and certain assets from Takeda’s externalized asset portfolio, including osavampator, volixibat, and OHB-607, along with more than 100 additional assets in various stages of development to Ligand’s portfolio. As a result, Ligand’s portfolio has more than doubled in size, now comprising over 200 commercial, clinical, and preclinical stage royalty assets.
On September 22, 2026, Ligand announced the acquisition of a milestone and royalty interest in Santen Pharmaceutical’s Ryjunea from Sydnexis for a $23 million upfront payment. Under the terms of the agreement, Ligand acquired a 100% interest in certain payments and related rights under Sydnexis’s existing license agreement with Santen. The acquired payment rights include a tiered low-double-digit to high-teens royalty on Ryjunea net sales in Europe, the Middle East and Africa, as well as certain milestone payments.
On September 24, 2026, Ligand announced it entered into a financing agreement with AvenCell Therapeutics, Inc., a clinical-stage cell therapy company developing controllable, allogeneic CAR-T therapies for patients with cancer, for up to $47 million. The investment is expected to help advance AvenCell’s pipeline, including AVC-201 for the treatment of relapsed/refractory acute myeloid leukemia (AML) and AVC-203 for the treatment of B-cell malignancies. Under the terms of the agreement, Ligand has committed up to $41 million in exchange for a mid single-digit to low double-digit royalty on worldwide annual net sales of all current and future AvenCell pipeline assets, with the applicable rate determined based on the total amount ultimately funded. The capital will be funded in four tranches, with the first tranche payable at closing, and the remaining three tranches payable upon achievement of certain predetermined clinical milestones and other specified financing conditions. Ligand has also committed up to $6 million in AvenCell’s concomitant Series C financing.
2 A reconciliation of forward-looking non-GAAP adjusted earnings per diluted share to the most directly comparable GAAP measure is not available without unreasonable effort, as certain items cannot be reasonably predicted because of their high variability, complexity and low visibility. Specifically, non-cash adjustments that could be made for changes in contingent liabilities, changes in the market value of its investments in public companies, share-based compensation expense and the effects of any discrete income tax items, directly impact the calculation of our core adjusted earnings per diluted share.

Key Portfolio Developments

Qtorin rapamycin
•On August 4, 2026, Palvella announced that it plans to initiate a Phase 3 trial of Qtorin rapamycin for the treatment of cutaneous venous malformations in the fourth quarter of 2026. Palvella is planning a resubmission to the FDA for Breakthrough Therapy Designation incorporating TOIVA patient interview transcripts and new 24-week data.
•On October 28, 2026, Palvella announced the FDA accepted for filing and granted Priority Review of the New Drug Application (“NDA”) for Qtorin rapamycin for the treatment of microcystic lymphatic malformations (“microcystic LMs”). The FDA has assigned a Prescription Drug User Fee Act (PDUFA) target action date of February 28, 2027. Palvella is preparing for a potential U.S. commercial launch in the first half of 2027, subject to FDA approval.

AVIM Therapy/VIRTUE SAB
•On August 10, 2026, Orchestra BioMed highlighted several recent business updates:
◦The FDA granted AVIM Therapy a second FDA Breakthrough Device Designation (“BDD”) specific to patients with uncontrolled hypertension despite anti-hypertensive medication who are indicated for a pacemaker.
◦The Virtue Sirolimus AngioInfusion (“Virtue SAB”) pivotal trial is advancing with further site activations and patient enrollments.
•On October 1, 2026, Orchestra BioMed announced it surpassed full enrollment in the BACKBEAT global pivotal trial of AVIM Therapy with 330 patients randomized, exceeding its previously announced target of 316 randomized patients.

Zelsuvmi
•On August 13, 2026, Pelthos announced several recent business updates:
◦11,925 Zelsuvmi units were dispensed by 4,571 unique prescribers during the second quarter of 2026, representing a 48% quarter-over-quarter increase.
◦More than 25,000 patients have now been prescribed Zelsuvmi since it was commercially launched in July 2025.
◦Pelthos expects to launch Xepi in the first quarter of 2027.

Lasofoxifene
•On August 14, 2026, LeonaBio announced it is on track to complete enrollment of approximately 600 patients in the Phase 3 Elaine-3 clinical trial evaluating lasofoxifene in ER-positive (ER+), HER2-negative, ESR1-mutated metastatic breast cancer in the fourth quarter of 2026 with topline data expected in the second half of 2027.

Ojemda	•On September 16, 2026, Ipsen announced the Japanese Ministry of Health, Labour and Welfare (“MHLW”) approved Ojemda for low-grade glioma harboring a BRAF mutation or fusion gene.
Volixibat

•On August 5, 2026, Mirum Pharmaceuticals announced volixibat was granted Breakthrough Therapy Designation for cholestatic pruritus due to primary sclerosing cholangitis (PSC). Additionally, a pre-NDA meeting was held for volixibat in cholestatic pruritus due to PSC and additional discussions are planned before potential NDA submission.
•On August 5, 2026, Mirum Pharmaceuticals announced enrollment was completed in the VANTAGE Phase 2b study of volixibat in cholestatic pruritus due to primary biliary cholangitis (PBC) with topline results expected in the first quarter of 2027.

Ersodetug
•On September 9, 2026, Rezolute provided an update on the FDA’s review of data from its Phase 3 sunRIZE study of ersodetug for hypoglycemia due to congenital hyperinsulinism (“HI”). The study’s open-label extension is ongoing, with high participation and several indicators of improved glycemic control, including a notable reduction in the use of background standard-of-care therapies.
•On October 5, 2026, Rezolute announced that following a preliminary review of detailed data from the Phase 3 sunRIZE study of ersodetug for the treatment of hypoglycemia due to congenital HI, the FDA recommended a pre-BLA meeting with Rezolute as a precursor to submitting a BLA.
•On October 14, 2026, Rezolute announced completion of enrollment in the Phase 3 study of ersodetug in tumor HI and topline data is expected mid-December 2026.

Soticlestat
•On August 13, 2026, Ovid announced a newly formed portfolio company with funds advised by Perceptive Advisors acquired global rights to soticlestat. Ovid secured equity in the company and the potential to receive regulatory and sales milestone payments and royalties upon success. Ligand is entitled to royalties and a share of milestones received by Ovid.

IV ganaxolone
•On October 26, 2026, Immedica announced that it will advance the development of intravenous (IV) ganaxolone for the treatment of refractory status epilepticus (RSE) and plans to initiate a new phase 3 clinical study in 2027. Ligand is entitled to royalties, milestones and revenue from Captisol material sales.

Conference Call and Webcast
Ligand management will host a conference call today beginning at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss its results and answer questions. To participate via telephone, please dial (833) 461-5787 using the conference ID 708822080. International participants outside of Canada may use the toll number +1(585) 542-9983. To participate via live or replay webcast, a link is available at www.ligand.com.
About Ligand Pharmaceuticals
Ligand is a leading royalty aggregator, partnering with biopharmaceutical companies to finance and advance late-stage clinical development programs. Ligand owns and manages one of the largest and most diversified portfolios of biopharmaceutical royalties in the industry, with economic interests in more than 200 development and commercial-stage assets. Ligand funds high-value programs in exchange for long-term economic interests, aligning capital with clinical and commercial success. Ligand’s royalty portfolio is designed to deliver consistent and predictable revenue streams across a broad range of therapeutic assets. Ligand also licenses its proprietary technologies, Captisol® and NITRICIL™, to support drug development and formulation across its global partner network. For more information, visit www.ligand.com or follow Ligand on X and LinkedIn.
Forward-Looking Statements
This press release contains forward-looking statements, as defined in Section 21E of the Securities Exchange Act of 1934, regarding Ligand’s current expectations. All statements, other than statements of historical fact, could be deemed to be forward-looking statements. In some instances, words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our good faith beliefs (or those of the indicated third parties) and speak only as of the date hereof. These forward-looking statements include, without limitation, Ligand’s ability to expand its portfolio with life sciences royalty opportunities; the timing of clinical and regulatory events of Ligand’s partners and other commercialization and marketing efforts; the timing of the initiation or completion of preclinical studies and clinical trials by Ligand and its partners; the timing of product launches by Ligand or its partners; and guidance regarding projected 2026 financial results. Actual events or results may differ from Ligand’s expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand relies on collaborative partners for milestone payments, royalties, materials revenue, contract payments and other revenue projections and may not receive expected revenue; royalty revenue and income for partners that had not reported product sales as of the date of this press release are based on estimates that may differ from actual results and if such results differ they will be adjusted in future periods; Ligand may not receive expected revenue from Captisol material sales; Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline or receive regulatory approval and there may not be a market for the product(s) even if successfully developed and approved; Ligand may not achieve its financial guidance for 2026; Ligand faces competition in acquiring royalties and locating suitable royalties to acquire; Ligand may not be able to create future revenues and cash flows through the acquisition of royalties or by developing innovative therapeutics; products under development by Ligand or its partners may not receive regulatory approval; the total addressable market for our partners’ products may be smaller than estimated; Ligand faces competition with respect to its technology platforms which may demonstrate greater market acceptance or superiority; Ligand is currently dependent on a single source supplier for Captisol and failures by such supplier may result in delays or inability to meet the Captisol demands of its partners; Ligand’s partners may change their development focus and may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand’s collaboration partners may become insolvent; Ligand’s and its partners’ products may not be proved to be safe and efficacious and may not perform as expected and uncertainty regarding the commercial performance of such products; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; cyber-attacks or other failures in telecommunications or information technology systems could result in information theft, data corruption and significant disruption to Ligand’s business operations; Ligand’s partners may terminate any of their agreements or the development or commercialization of any of its products; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, challenges, costs and charges associated with integrating acquisitions with Ligand’s existing businesses; Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs; restrictions under Ligand’s credit agreement may limit its flexibility in operating its business and a default under the agreement could result in a foreclosure of the collateral securing such obligations; Ligand may not realize the anticipated benefits from investments in financing instruments such as convertible notes, including the 2031 Notes; Ligand may not successfully integrate the XOMA portfolio or realize the anticipated benefits of the XOMA acquisition; and changes in general economic conditions, including as a result of war, conflict, epidemic diseases, the imposition and/or announcement of tariffs and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the Company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional license fees and milestone revenues we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Other Disclaimers and Trademarks
The information in this press release regarding certain third-party products and programs, including Lasofoxifene, a LeonaBio product, AVIM Therapy and Virtue SAB, Orchestra products, Filspari, a Travere Therapeutics product, Ohtuvayre and Capvaxive, Merck products, Qtorin rapamycin, a Palvella Therapeutics product candidate, Vabysmo, a Roche product, Ojemda, a Servier and Ipsen product, Miplyffa, a Zevra Therapeutics product, mezagitamab, osavampator and OHB-607, Takeda product candidates, volixibat, a Mirum Pharmaceuticals product candidate, Ryjunea, a Santen product, AVC-201 and AVC-203, AvenCell Therapeutics product candidates, ersodetug, a Rezolute product candidate, soticlestat, an Ovid Therapeutics product candidate, and Zelsuvmi, a Pelthos Therapeutics product, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.
Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand, Captisol, NITRICIL and Zelsuvmi. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the®,© and™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.
References to “Ligand,” the “Company,” “we,” “our” and similar expressions include Ligand Pharmaceuticals Incorporated and our wholly-owned subsidiaries.
Contacts:

Investors:
Melanie Herman
investors@ligand.com
(858) 550-7761
Media:
Kellie Walsh
media@ligand.com
(914) 315-6072
[Tables Follow]

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues and income:
Revenue from intangible royalty assets	$47,427	$40,161	$117,720	$91,832
Income from financial royalty assets	22,857	6,425	43,554	18,640
Royalties	70,284	46,586	161,274	110,472
Captisol	7,946	10,672	24,578	32,419
Income from Pelthos transaction - Zelsuvmi out-license	—	24,503	—	24,503
Income from Pelthos transaction - gain on the sale of the Pelthos business	—	28,569	—	28,569
Other	516	5,131	8,309	12,458
Contract revenue and income	516	58,203	8,309	65,530
Total revenues and income	78,746	115,461	194,161	208,421
Operating costs and expenses:
Cost of Captisol	2,650	3,801	9,137	11,557
Amortization of intangibles	10,205	8,097	26,399	24,612
Research and development	2,766	21,019	19,582	77,671
General and administrative	72,616	28,446	122,575	67,422
Fair value adjustments to contingent liabilities	6,267	(456)	5,775	1,475
Fair value adjustments to partner program derivatives	—	(833)	—	—
Total operating costs and expenses	94,504	60,074	183,468	182,737
Operating (loss) income	(15,758)	55,387	10,693	25,684
Non-operating income and expenses:
(Loss) gain from short-term investments	(3,817)	7,798	11,806	(3,630)
(Loss) gain from change in fair value of equity-method investments and other investments	(35,727)	75,887	(49,229)	75,887
Interest income, net	2,594	2,964	13,052	4,336
Other non-operating expense, net	8,614	(899)	9,629	(97)
Total non-operating (expenses) income, net	(28,336)	85,750	(14,742)	76,496
(Loss) income before income taxes	(44,094)	141,137	(4,049)	102,180
Income tax benefit (expense)	15,609	(23,864)	10,727	(22,511)
Net (loss) income	$(28,485)	$117,273	$6,678	$79,669

Basic net (loss) income per share	$(1.43)	$5.99	$0.33	$4.11
Shares used in basic per share calculation	19,962	19,578	19,970	19,367

Diluted net (loss) income per share	$(1.43)	$5.68	$0.31	$3.95
Shares used in diluted per share calculation	19,962	20,629	21,822	20,170

LIGAND PHARMACEUTICALS INCORPORATED
SELECTED BALANCE SHEET DATA
(unaudited, in thousands)

	September 30, 2026	December 31, 2025

Cash, cash equivalents and short-term investments	$447,395	$733,521
Accounts receivable, net	83,221	59,601
Total current and non-current financial royalty assets, net	800,114	219,669
Goodwill and intangible assets, net	509,899	326,979
Equity method investments	48,445	46,500
Other investments	94,479	121,451
Deferred income taxes, net	104,117	8,345
Total assets	2,237,462	1,560,637

Accounts payable and accrued liabilities	39,760	34,691
Total current and non-current contingent liabilities	38,867	3,221
Convertible senior notes, net	1,128,217	446,192
Total liabilities	1,275,699	543,425

Total stockholders’ equity	$961,763	$1,017,212

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net (loss) income	$(28,485)	$117,273	$6,678	$79,669
Adjustments:
Share-based compensation expense(1)	29,026	14,746	53,275	32,579
Non-cash interest expense(2)	1,393	447	2,209	2,263
Amortization of intangible assets	10,205	8,097	26,399	24,612
Amortization of financial royalty assets(3)	4,411	4,327	6,857	11,069
Change in contingent liabilities(4)	6,267	(456)	5,775	1,475
Pelthos operating loss	—	—	—	13,212
Loss (gain) from short-term investments	3,817	(7,798)	(11,806)	3,630
Realized gain (loss) from short-term investments	2,904	(2)	13,635	(22)
Transaction and integration costs(5)	23,900	4,815	28,911	4,815
Provision for current expected credit losses on financial royalty assets	6,641	26	6,440	(724)
R&D funding expenses	—	18,659	12,328	64,686
(Gain) loss from derivative assets	(8,544)	(111)	(9,076)	134
Loss (gain) from change in fair value of equity-method investments and other investments(6)	35,727	(75,887)	49,229	(75,887)
Income from Pelthos transaction - gain on the sale of the Pelthos business(7)	—	(28,569)	—	(28,569)
Other	(307)	166	(277)	(1,612)
Income tax effect of adjusted reconciling items above	(28,178)	9,359	(39,832)	(6,862)
Excess tax benefit from share-based compensation(8)	(1,325)	(1,260)	(7,890)	(2,073)
Adjusted net income	$57,452	$63,832	$142,855	$122,395

Total revenues and income	$78,746	$115,461	$194,161	$208,421
Less: Income from Pelthos transaction – gain on the sale of the Pelthos business(7)	—	(28,569)	—	(28,569)
Core revenues and income	$78,746	$86,892	$194,161	$179,852

Diluted per-share amounts attributable to common stockholders:
Diluted net (loss) income per share	$(1.43)	$5.68	$0.31	$3.95
Adjustments:
Share-based compensation expense(1)	1.35	0.71	2.49	1.62
Non-cash interest expense(2)	0.06	0.02	0.10	0.11
Amortization of intangible assets	0.47	0.39	1.23	1.22
Amortization of financial royalty assets(3)	0.20	0.21	0.32	0.55
Change in contingent liabilities(4)	0.29	(0.02)	0.27	0.07
Pelthos operating loss	—	—	—	0.66
Loss (gain) from short-term investments	0.18	(0.38)	(0.55)	0.18
Realized gain (loss) from short-term investments	0.13	—	0.64	—
Transaction and integration costs(5)	1.11	0.23	1.35	0.24
Provision for current expected credit losses on financial royalty assets	0.31	—	0.30	(0.04)
R&D funding expenses	—	0.90	0.58	3.21
(Gain) loss from derivative assets	(0.40)	(0.01)	(0.42)	0.01
Loss (gain) from change in fair value of equity-method investments and other investments(6)	1.66	(3.68)	2.30	(3.76)

Income from Pelthos transaction - gain on the sale of the Pelthos business(7)	—	(1.38)	—	(1.42)
Other	(0.01)	0.02	(0.01)	(0.08)
Income tax effect of adjusted reconciling items above	(1.30)	0.46	(1.88)	(0.35)
Excess tax benefit from share-based compensation(8)	(0.06)	(0.06)	(0.37)	(0.10)
Adjustment for shares excluded due to anti-dilution effect on GAAP net loss	0.11	—	0.01	—
Adjusted earnings per diluted share	$2.67	$3.09	$6.67	$6.07

GAAP - weighted average number of common shares - diluted	19,962	20,629	21,822	20,170
Diluted effect of the convertible senior notes	—	—	(420)	—
Shares excluded due to anti-dilutive effect on GAAP net loss	1,593	—	—	—
Adjusted weighted average number of common shares - diluted	21,555	20,629	21,402	20,170

(1) Amounts include a $10.8 million of share-based compensation expense recognized during the three and nine months ended September 30, 2026, related to the cash settlement of XOMA equity awards, which represents the portion attributable to the post-combination service period.
(2) Amounts represent (a) non-cash interest expense in connection with the royalty and milestone payments purchase agreement assumed as part of the Novan acquisition in September 2023; (b) non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for our convertible debt instruments that may be settled in cash and revolving credit facility; and (c) non-cash interest income from notes receivable.
(3) Amounts represent a portion of the contract payments and royalty receipts that are applied to reduce the carrying balance of our financial royalty assets.
(4) Amounts represent fair value adjustments to contingent liabilities assumed in the XOMA acquisition and those related to the CyDex and Metabasis transactions.
(5) Amounts represent (a) costs of $14.2 million and $19.1 million for the three and nine months ended September 30, 2026, respectively, related to the acquisition of XOMA, consisting primarily of advisory, legal and accounting fees; (b) severance costs and other integration related costs associated with the XOMA acquisition; and (c) costs related to other business development transactions.
(6) Amounts represent gains or losses from changes in the fair value of the Pelthos equity-method investment and Pelthos Series A Preferred Shares.
(7) During the third quarter of 2025, the Company recognized $53.1 million of income related to the divestiture of its Pelthos subsidiary, consisting of $24.5 million associated with the out-license of Zelsuvmi and a $28.6 million gain on the sale of the business. The full $53.1 million was recognized in contract revenue and income. For purposes of adjusted net income, management included the $24.5 million attributable to the out-license of Zelsuvmi and excluded the $28.6 million gain on the sale of the business. Management believes this presentation enhances transparency and comparability by reflecting the license-related component within ongoing operating results while excluding the gain associated with the sale of the business.
(8) Excess tax benefit from share-based compensation is recorded as a discrete item within the provision for income taxes on the consolidated statements of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders’ equity.
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